Riverbank Resources Inc.

Box 12, 595 Howe St., Suite 902
Vancouver, BC, V6C 2T5

News Release

Vancouver, Canada, March 6, 2006. Riverbank Resources Inc. (OTC BB RVBK) today wishes to announce the completion of the phase 1 exploration program on its mineral claim, known as the Big Mike Project property, located in the Skeena Mining Division, Stewart Area, British Columbia. The program, which was recommended by William G. Timmins, P. Eng., on his report dated April 25, 2005, was carried out during the month of December 2005 and consisted of rehabilitation of main adit, establishing trenches, sampling and prospecting area.

Samples collected during the program from the vein structure at the adit and open cut revealed low, and trace, of mineralization. Furthermore additional prospecting has not revealed zones of further interest.

Willim G. Timmins, who analyzed the results from the exploration program, reports that no further exploration expenditure is justified on the company’s mineral claim.

In view of the above the company has decided to discontinue exploration work on the Big Mike mineral project property.

The company plans to initiate investigation of new opportunities in the mineral exploration field and any other opportunities that may be made available in other industries.

Safe harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Tao Minerals Ltd. has little or no control.

ON BEHALF OF THE BOARD

Earl Hope (President)
Contact: (604) 484-3701